Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Kansas City Southern de México, S.A. de C.V:
We consent to the use of our report dated February 23, 2007, with respect to the Kansas City Southern de México, S.A. de C.V. and subsidiaries consolidated statement of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2006, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.
KPMG Cárdenas Dosal, S.C.
/s/ Leandro Castillo
Monterrey, Nuevo León, México
September 4, 2009